Phocas Financial Corporation
980 Atlantic Avenue
Suite 106
Alameda, CA 94501

July 23, 2013

Forum Funds II - Phocas Real Estate Fund
c/o Atlantic Fund Administration
Three Canal Plaza
Ground Floor
Portland, Maine 04101

Gentlemen:

Please be advised that we have purchased from you shares of the Phocas Real Estate Fund in the aggregate amount of $100,000 as an investment with no present intention of redeeming or selling such shares and we do not now have any intention of redeeming or selling such shares.

Very truly yours,

PHOCAS FINANCIAL CORPORATION

By: /s/ James Murray
James Murray
Portfolio Manager